Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2025 with respect to the audited consolidated financial statements of Health In Tech, Inc., appearing in the Annual Report on Form 10-K of Health In Tech, Inc. for the year ended December 31, 2024.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 18, 2025